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JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION PUBLISHES MERLIN TIMI-36 RESULTS

Company to file sNDA seeking expanded Ranexa(R) labeling with reduced cautionary language

PALO ALTO, Calif., April 24, 2007 - CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that data from the MERLIN TIMI-36 study will be published in this week's issue of The Journal of the American Medical Association (JAMA). The Company plans to ask the U.S. Food and Drug Administration (FDA) to modify the existing product labeling for Ranexa(R) (ranolazine extended-release tablets) by reducing cautionary language and expanding the indication to include first-line angina.

The data and results published in JAMA from the MERLIN TIMI-36 study showed that patients with acute coronary syndromes (ACS) receiving Ranexa had no adverse trend in death or arrhythmias and had statistically significant reductions of clinically significant arrhythmias (p less than 0.001) and recurrent ischemia (p=0.03), compared to patients receiving placebo. Despite a trend towards a reduction in the composite primary endpoint of cardiovascular death, myocardial infarction and recurrent ischemia, the study did not meet the primary efficacy endpoint with statistical significance (p=0.11) in a new patient population, ACS.

Analysis of secondary efficacy endpoints showed that Ranexa reduced worsening angina by 23 percent (p=0.023) compared to placebo, and reduced the need to increase antianginal medication by 19 percent (p=0.003) compared to placebo.

In accordance with a special protocol assessment agreement between the FDA and CV Therapeutics, the Company believes that data from the MERLIN TIMI-36 study could support expansion of the existing Ranexa indication to first line angina, and plans to submit a supplemental new drug application (sNDA) to the FDA in fall 2007.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. Approximately 8.9 million people in the United States have chronic angina, and 400,000 new cases are diagnosed annually, according to the American Heart Association. Ranexa has anti-ischemic effects which do not depend on changes in heart rate or blood pressure.

"While the primary ACS efficacy result from MERLIN TIMI-36 may be disappointing news for ACS patients, the overall safety and efficacy data are good news for chronic angina patients as we found that ranolazine met all of the pre-specified safety endpoints of the study and also showed a significant reduction in recurrent ischemia in a very broad group of patients with coronary artery disease," said David Morrow, M.D., MPH, of Brigham & Women's Hospital at Harvard Medical School and lead author of the study. "We also observed an intriguing reduction in arrhythmias on continuous monitoring that warrants further investigation," he added.

An editorial authored by Kristin Newby, M.D. and Eric Peterson, M.D. from Duke University Medical Center accompanies the MERLIN TIMI-36 publication in JAMA.

JAMA is the most widely circulated medical journal in the world with a circulation of approximately 350,000 physicians, including approximately 19,000 cardiology specialists and more than 165,000 internal medicine and family medicine professionals.

As the investigators complete the major substudies and additional analyses, the Company expects these data will be presented and published in appropriate academic forums and journals.

Pre-specified MERLIN TIMI-36 Substudies and Analyses

There are several prospectively planned substudies that could generate data that will be useful to the Company in evaluating other potential uses of Ranexa.

"In addition to providing the foundation for a potential first line angina indication and substantial reductions in the existing cautionary language in the Ranexa labeling, we expect the data from MERLIN TIMI-36 to provide important information that could guide the potential future development of Ranexa in areas such as diabetes, atrial fibrillation and heart failure," said Louis G. Lange, M.D., Ph.D., CV Therapeutics chairman and chief executive officer.

An economic quality of life (EQOL) substudy was designed to compare EQOL outcomes in patients randomized to either ranolazine or placebo over a one-year period.

A biomarker substudy will principally assess the impact of ranolazine on sensitive biomarkers of necrosis, ischemia and hemodynamic stress as noninvasive indicators of the extent and severity of myocardial injury as well as myocardial performance. Several study centers also collected blood samples from consenting study participants to isolate DNA for a genetic substudy.

An echocardiographic substudy will evaluate whether the effects of ranolazine on left ventricular systolic and diastolic function, previously observed in animal models, also are observed in patients with acute ischemic heart disease.

In the CARISA (Combination Assessment of Ranolazine in Stable Angina) study, Ranexa reduced glycated hemoglobin (HbA1c) levels by an average of up to 0.7 percentage points in individuals not taking insulin. The MERLIN TIMI-36 study included a planned assessment of diabetes in patients with ischemic heart disease. There were 2,220 patients with diabetes enrolled in the study. A topline analysis of the MERLIN TIMI-36 database also suggests a reduction in HbA1c in patients receiving Ranexa. A complete analysis of the MERLIN TIMI-36 data in diabetic patients is ongoing.

Study Design & Results

MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) was a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in 6,560 patients (3,279 received ranolazine, 3,281 received placebo) with non-ST elevation ACS treated with standard therapy.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients were enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with Ranexa extended-release tablets or placebo. All patients also received standard therapy during both hospital-based and outpatient treatment. The doses of Ranexa extended-release tablets used in MERLIN TIMI-36 have been studied in previous Phase 3 clinical trials.

Participants in the MERLIN TIMI-36 study received excellent modern therapy, with approximately 96 percent of patients on aspirin, approximately 89 percent on beta blockers and approximately 82 percent on statins. Approximately 59 percent of study participants received coronary angiography during their initial hospitalization.

There were 175 all cause deaths in the placebo-treated group compared with 172 all cause deaths in the ranolazine-treated group. Sudden cardiac death occurred in 65 placebo patients compared with 56 ranolazine patients. Symptomatic documented arrhythmias were reported in 102 placebo patients and 99 ranolazine patients. The percentage of patients who experienced a clinically significant ventricular arrhythmia while on Holter was reduced from 83.1 percent in patients receiving placebo compared to 73.7 percent of patients receiving ranolazine (p less than 0.001).

The most common adverse events reported in the study which were not study endpoints, occurred in at least four percent of patients and were more frequent on ranolazine than placebo were dizziness (13 percent vs. seven percent), nausea (nine percent vs. six percent), and constipation (nine percent vs. three percent).

The primary endpoint occurred in 753 patients in the placebo group compared with 696 patients in the ranolazine group. This reduction did not reach statistical significance, however there was a statistically significant (p=0.03) reduction in the number of patients suffering from recurrent ischemia alone in patients receiving ranolazine (n=430) compared to patients receiving placebo (n=494).

Efficacy results from major subgroups, including men, women, patients 75 years and older, patients younger than 75 and diabetics all trended in favor of ranolazine.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa(R) (ranolazine extended-release tablets) is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the quarter ended December 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.